Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q4 2014 AllianceBernstein Holding L.P. Earnings Call

EVENT DATE/TIME: FEBRUARY 12, 2015 / 01:00PM GMT

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein - Director of IR
 Peter Kraus AllianceBernstein - Chairman & CEO
 John Weisenseel AllianceBernstein - CFO
 Jim Gingrich AllianceBernstein - COO

CONFERENCE CALL PARTICIPANTS
 Tom Whitehead Morgan Stanley - Analyst
 Bill Katz Citigroup - Analyst
 Mike Carrier Bank of America - Analyst
 Michael Kim Sandler O'Neill & Partners - Analyst
 Robert Lee Keefe, Bruyette & Woods, Inc. - Analyst

PRESENTATION

Operator

Welcome to the AB fourth-quarter 2014 earnings review.

(Operator Instructions)

As a reminder this conference is being recorded and will be available for replay for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AB, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein - Director of IR

Thank you, Chris. Hello and welcome to our fourth-quarter 2014 earnings review. This conference call is being webcast and accompanied by a slide presentation that's posted in the Investor Relations section of our website, www.abglobal.com. Peter Kraus, our Chairman and CEO; John Weisenseel, our CFO; and Jim Gingrich, our COO, will present our financial results and take questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure, so I'd like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2014 Form 10-K, which we filed this morning.

Under Regulation FD, management may only address questions of a material nature from the investment community in a public forum, so please ask all such questions during this call. We're also live-tweeting today's earnings call. You can follow us on Twitter using our new handle, @AB_insights. Now, I'll turn the call over to Peter.

Peter Kraus - AllianceBernstein - Chairman & CEO

Thanks, Andrea, and thank you all for joining us today. So, let's begin with a Firm-wide overview on slide 3. In the fourth quarter, oil dropped significantly and volatility increased in both equity and fixed income markets. Our gross sales of $15.2 billion were $3.6 billion below the third quarter. As a result, net flows were negative $1.6 billion in the quarter versus positive $2.8 billion in the prior quarter.

By asset class, flows in the quarter were negative $2.5 billion from active equities, $900 million to active fixed income and $600 million to other assets, mostly alternatives and multi-add services. For the year, we had net inflows of $5.1 billion, our first positive net-flow year since the financial crisis, with significant flow improvement in each client channel. By asset class, flows for the year were negative $4.7 billion from active equities, $7.8 billion positive to active fixed income, and $4.2 billion positive to other.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
As we reported in our January AUM release this morning, our total net flows were positive for the month. Now, let's move on to slide 4, which tracks our quarterly flow-trends across channels. Gross sales were down, redemptions were up and net flows were negative across all three channels of our client groups in the fourth quarter. Institutional gross sales of $4.7 billion were down 19% sequentially and 15% year on year.

Sequential declines in the Americas, Japan, and Australia more than offset increases in EMEA and Asia ex Japan. Institutional redemptions rose 67% sequentially, resulting in net outflows of $300 million. At the same time, redemptions were less than half those of the same prior-year quarter and net flows improved by $5.3 billion. In retail, gross sales fell by $2.4 billion, or 21% sequentially with a 70% of the decline coming from our global high yield products.

Though redemptions declined by double digits, both sequentially and year on year, we finished the quarter with $1.2 billion in net outflows. Still, we were worlds away from the fourth quarter of 2013 when we had triple the net outflows. In Private Wealth Management, the combination of slightly lower gross sales and slightly higher redemptions versus the third quarter, took net flows about $100 million into negative territory.

That's a very different story, however, from the $800 million in net outflows we had in the fourth quarter of 2013. Now we'll take a look at results by channel, beginning with Institutions on slide 5. With $5.5 billion in net flows for 2014, I'm pleased to say we were net-flow positive for the year for the first time since 2007. While gross sales were down 4%, redemptions declined by nearly 30% and net flows improved by $6.5 billion.

Between the strong investment returns we've produced and the relevance of our broader offering set, our asset retention rate in 2014 improved to its highest level since 2005. As you can see from the top right chart, Institutional RFP activity increased by 29% in 2014. Activity was up by double digits across asset channels, with the biggest increase in equities.

We finished the quarter and year with $16 billion in the pipeline, including a $10 billion Customized Retirement Solutions, or CRS mandate, with a prominent client in the technology sector. That's the chart at the bottom left. While these are low fee assets, they represent an annuitized revenue stream and a leg up for us in this scale business. Excluding both CRS and passive, our active pipeline increased to $5.9 billion in the quarter.

Beyond the big CRS win, which we expect to fund in the first half of this year, new additions to the pipeline were diverse across asset classes. Notable adds in fixed income include $820 million in US core mortgage and $300 million to our direct middle market lending team. In equities, alts, and multi-asset, a major DC client agreed to commit $430 million to our core opportunities equity service, and our real estate private equity fund raised $130 million from institutional investors during the quarter.

Now, we'll turn to our investment performance, beginning with fixed income on slide 6. We continue to outperform benchmarks across most, if not all, time periods. At year end, 93% of our qualifying fixed-income assets were in strategies that outperformed for the one-year period, 88% outperformed for the three-year, and 95% outperformed for the five-year. Top performers include global high income, US high yield, which both rank top quartile for the one-, three- and five-year periods; European income top quartile for the three- and five-year and European high yield top quartile for the three-year.

If ever there was a year that demonstrated the value of a diversified global and credit intensive, fixed income platform, it was 2014. I'm on slide 7 now. Absolute returns varied widely across sectors, ranging from 11.3% for utilities to 1.9% for asset-backed securities. You can see this in the display at the top left of this slide. The top right chart shows the diverse makeup of our fixed income platform.

Global strategies represent nearly 1/3 of our fixed-income assets, credit is 31%, and emerging market debt is 4%. Municipal bonds, another haven in a year of volatility, are 12% of our AUM. I'm also proud of how our US high yield investing team navigated the steep drop in oil prices in last year's fourth quarter. Our team grew concerned about the ramp up in new issuances over the past couple of years, especially by oil exploration and production companies, which are the most vulnerable to falling energy prices. That's the chart at the bottom left.

In fact, the energy weighting peaked at nearly 15% of the Barclays US High Yield Index in last year's fourth quarter and, within that, E&P accounted for nearly half. Because we had pared back our energy weighting, particularly in the E&P sector, throughout the year, we were about half the energy weighting of the index when oil prices cratered in the fourth quarter. Not only were our portfolios less exposed to the impact of falling oil prices, we were able to pick up some very attractive credits at steep discounts.

Now let's move on to our equity investment performance highlighted on slide 8. We continued to steadily improve our equity returns in 2014. At year end, 73% of our qualifying active equity assets were in services that outperformed their benchmarks for the three-year, 70% outperformed for the one-year, and for 2013, those numbers were 48% and 68%, respectively.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
Standouts among our longstanding services include: US small-cap value, top decile for the one-, three-, and five-year periods, as well as; global strategic value; US large-cap growth, and emerging markets growth, all top quartile for the one- and three-year periods. Our newer offerings, concentrated US growth, is top decile to the three-year and top quartile for the one- and five-year. Concentrated global growth is top decile for the one-year.

Global strategic core equity is top decile for the one-year, select US equity is top decile for the five-year and above peer medians across all other time periods. One thing that most of these services share is high conviction and focus on careful stock selection among high quality, US, large-cap companies. Now I'm on slide 9. For years, people have been talking about how there's no alpha in large-cap equities and institutions have gravitated towards a combination of passive strategies and hedge funds.

But as you can see on the top left of this slide, the most concentrated, highest active share, large- to mid-cap portfolios delivered median alpha performance of 2.4% from 2003 to 2013. That compares with negative 20 basis points for passive portfolios with no active share. During a challenging time for active equity flows in general, the most concentrated portfolios have actually been net-flow positive.

The chart at the bottom left shows that the top quartile of the most concentrated US large-cap portfolios by number of holdings attracted $11 billion in net inflows over the last three years versus outflows of $385 billion to the other three quartiles total. The least volatile non-US equity strategies, also represented on this chart, have been in net-flow positive as well. Net inflows of $56 billion to the least volatile quartile of emerging market equity strategies exceeded all the flows to all the other quartiles combined.

The least volatile global equity strategies attracted $41 billion in net inflows, compared to the $73 billion in outflows to the rest of the category and, of the $588 billion that came out of US equities, just $11 billion were from the least volatile quartile. Clients want the ability to invest in strategies that produce alpha and those that deliver stability. That's the platform we have built.

The table at the right shows how our offerings and performance today meet clients' evolving needs. AB equity services like: concentrated US; global growth; US and global thematic research; emerging consumer; and global core are high conviction strategies designed to provide either unique or stable and consistent alpha. All have active share of 85% or more.

So do our style-based strategies like US SMID cap value, US SMID cap growth, and global strategic value, and we have a suite of strategic core offerings that limit downside risk. As you can see, all have outperformed bench and peers across time periods. Investors are slowly coming around to the fact that active equity investing is not dead and there is alpha to be found in selective US large cap stock picking.

With our broadened platform, AB can provide performance, stability, and growth to our equity clients. Now, let's move on to our retail channel on slide 10. While retail gross sales declined in 2014, we still delivered our third straight $40 billion-plus gross sales year. Our annual redemption rate improved by 11 percentage points to 28%, back to industry standard, and net flows, while still slightly negative, improved by $7 billion.

Lower redemptions in global high yield and American income, largely drove the improvement. As you can see from the chart at the top right, the combined redemption rate for global high yield and American income declined by 13 percentage points last year and net outflows improved by 59%. Since the beginning of 2009, we've been investing to expand our global retail platform well beyond these two flagship services and serve a broader audience.

Our strategy's working. In that time, gross sales of our newer offerings have grown at a 50% compound annual rate and increased steadily as a percentage of total retail sales to a high of 27% for 2014. That's the chart at the bottom left. We recently passed the critical three-year mark for several funds including: Tax Aware Muni SMA; RMB Income Plus; short duration high yield; and Emerging Markets Multi Asset.

They've performed well, so we're excited about their asset gathering prospects. Income-focused offerings are still in high demand and our American and European income portfolios are top performers across time periods. High income muni is top quartile for the one- and three-year, top decile since inception. We also broadened our platform of retail-liquid alternatives last year with three new US funds and one new fund in Taiwan.

Today, our suite of retail-liquid alts is about 1/3 our total alternatives AUM and, in December, we partnered with Morningstar to launch the first ever multi-manager target date fund series. With this new series, we're not only addressing the Department of Labor's desire to give the retirement plan investors more choice, we're also anticipating the long-term needs of investors in one of the fastest growing segments of the retail marketplace.

Now, that's another way we can keep our clients ahead of tomorrow. We're focused, as well, on anticipating and meeting the needs of our private wealth clients and we're seeing the impact in our ability to both retain and attract assets. Now I'm on slide 11. 2014 was our best flow year in private wealth management since the financial crisis. As you can see from the chart at the top left, gross redemptions fell 37% to our lowest level since 2008, and net flows improved by $3.9 billion.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
At $100 million for the year, we were in positive net flow territory for the first time since 2007 and our asset retention rate is the highest it's been since 2006. Clients are sticking with us because we're delivering for them with our performance and the relevance of our offering. As you can see from the chart at the bottom left, we've kept clients in our integrated offering at a higher US equity weighting than competitors for the past two years, which benefited them as US equities outperformed non-US stocks.

In 2014, we delivered higher annualized global equity returns to our private clients than the peer group, 16.4% versus a group average of 15.5%. And strategic equities, the US equity sleeve of our integrated offering, has performed above peer median for the past two years. We've also been able to appeal to a broader client audience with new targeted services that focus on emerging opportunities in areas like US financials, real estate and the euro zone and frontier markets.

These services raised more than $1.3 billion combined in 2014, well beyond our expectations. That's the chart at the top right. Three of them, ABSA, Frontier Equities, and European Opportunities are all fully funded. With more tools in their arsenal, [FA]'s are energized about our firm and our offering. FA attrition is well below the elevated levels in 2012 and 2013 and we're adding new advisory talent as well. That's improving the client experience.

2014 was a very strong year for private wealth management and we're well positioned to continue our momentum into 2015. I'll finish our business highlights at Bernstein Research Services on slide 12. 2014 sell-side revenues were our best since 2008. Revenues increased in every geography where we do business and by double digits outside the United States. As you can see from the chart at the top right, we benefited from higher trading volumes in every region during the fourth quarter versus prior periods, and for the full year in the US and in Europe.

Higher volatility levels, particularly in the fourth quarter, drove the volume increases. The chart at the bottom left shows the double-digit, year-on-year spikes in volatility we experienced in October and December of 2014, contributing to our highest revenue since the third quarter of 2008. Bernstein remains the preeminent research firm in the industry and we continue to build our global presence.

Today, revenues from Europe and Asia combined represent 40% of total sell-side revenues and more than half of our analysts and companies under coverage are located outside the United States. Our reputation in the industry keeps getting stronger. Last year, we either held or advanced our rankings in every independent research survey in the US and in Europe.

In the controversy surrounding high frequency trading, Bernstein was deemed one of the most trusted in the industry and we grew our electronic trading revenues by double digits and gained share in 2014. I'm very proud of the research and sales and trading talent we have in this business. AB is a stronger brand overall because of Bernstein. I've been through many accomplishments today across our businesses, but let's go on to slide 13 to recap the progress we've made on our long-term strategy to deliver for clients in 2014.

We maintained our return premiums in the fixed-income and equity strategies where we have performed well and significantly improved in areas where we hadn't. We made progress diversifying our business in a client-focused way. This is clear from our growth in pipeline and RFP activity across asset classes. The early success we've had with our complementary new acquisitions is pretty clear and the high client demand we've seen for newer offerings we've introduced in retail and private wealth management also has seen success.

We innovated in areas like retail-liquid alternatives, private credit, target-date funds, and targeted services for private wealth clients, and we're generating growth, adjusted net revenues were up for the second consecutive year. Adjusted margin increased for the third straight year and net flows were positive in 2014 for the first time since 2007. We still have a lot of work ahead of us, but our 2014 results and our momentum coming into 2015 demonstrates that we're no longer telling you what we're going to do. We're now showing you what we have done and what we can do from here. Now I'm going to turn it over to John for a discussion of the quarter's financials.

John Weisenseel - AllianceBernstein - CFO

Thank you, Peter. As always, I'll focus primarily on our adjusted results in my remarks today. Our standard GAAP reporting is included in this presentation's appendix, our press release, and our 10-K. Let's start with the highlights on slide 15. Fourth-quarter, adjusted revenues increased sequentially, primarily due to higher performance fees and Bernstein Research revenues.

For the year, revenues increased due to an increase in base fees resulting from higher average AUM and higher Bernstein Research revenues. Our adjusted operating margin in the fourth quarter improved to 27.9% from 23.8% in the third quarter. The 2014 full-year adjusted operating margin increased 10 basis points to 24.2%. Adjusted earnings per unit were $0.57 for the quarter versus $0.45 in the third quarter.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
For the full year, adjusted earnings per unit increased 4% to $1.86 from $1.78 in 2013. Now I'll review the quarterly GAAP to adjusted operating metrics reconciliation on slide 16. Fourth-quarter, adjusted operating income was $8 million lower than GAAP operating income, primarily due to the exclusion from net revenues of $3 million of investment gains related to the 90% non-controlling interest in the venture capital fund and the exclusion of the $4 million reduction in contingent payment arrangements that was recorded as a reduction to GAAP expenses.

We reduced our estimated contingent payment liability relating to our 2010 acquisition of the SunAmerica's alternatives investment group based on lower projected revenue sharing payments. In addition, we excluded $1 million of credits realized when we trued up our real estate sub-lease assumptions during the quarter, as well as $1 million of acquisition-related expenses from operating expense. Slide 17 provides the full-year GAAP to adjusted reconciliation.

2014 adjusted operating income was $1 million lower than GAAP operating income, primarily due to the net effect of excluding the $4 million reduction in contingent payment arrangements and $3 million of acquisition-related expenses. The 2014 net real estate charge totaled less than $1 million. I'll provide you with an update on the progress of our global real estate consolidation plan in the coming slides.

Now we'll turn to the adjusted income statement on slide 18. Fourth-quarter, adjusted net revenues of $655 million were up 5% versus the third quarter. Full-year revenues of approximately $2.5 billion were up 5% from 2013. As a result, adjusted operating income of $183 million for the quarter increased 23% sequentially. Full-year, adjusted operating income of $608 million was up 6% versus 2013.

Adjusted earnings per unit for the fourth quarter was $0.57 and our cash distribution will also be $0.57. For the full year, adjusted earnings per unit were $1.86, up from $1.78 in 2013. Our distribution will also be $1.86 per unit, up from $1.79 in the prior year. Slide 19 provides more detail on our adjusted revenues. Fourth-quarter base fees declined 1% sequentially, due to lower retail- and institutional-average AUM.

For the year, base fees increased 6% as a result of higher average AUM across all three distribution channels. Performance fees of $28 million for the fourth quarter were significantly higher than those recorded in the third quarter, since we recognized performance fees on services as revenues at the conclusion of their calculation periods and most of our strategies of calculation periods ending in the fourth quarter.

Approximately 70% of the $28 million resulted from performance fees earned on our US-concentrated growth, fund of funds, and securitized asset offerings. Annual performance fees of $53 million were slightly lower than 2013, despite the fact that US equity markets generated significantly lower returns in 2014 than in the prior year. Bernstein Research Service revenues increased 14% sequentially and 9% on an annual basis, due to increased client activity in the US, Asia, and Europe.

Net distribution expense for the full year 2014 increased versus the prior year, mainly due to higher sales of retail funds in Asia. Investment gains and losses include, seed investments, our 10% interest in the venture capital fund, and our broker dealer investments. We had losses on our seed capital investments in both the fourth quarter and full year 2014, compared to gains in both the third-quarter 2014 and full-year 2013.

Although the maturity of the total seed capital investment portfolio is hedged, these losses resulted primarily from the fair value accounting for private equity investments that cannot be effectively hedged. We ended the fourth quarter with $493 million in seed capital investments. Seed capital declined by $43 million from the third quarter, primarily as a result of net redemptions.

Now let's review our adjusted operating expenses on slide 20. Beginning with compensation expense, we accrued total compensation excluding other employment costs, such as recruitment and training, as a percentage of adjusted revenues. We accrued compensation at a ratio of 46.5% for the fourth quarter and 49.1% for the full year. For the first nine months of 2014, we accrued at an approximate 50% ratio; however, with higher than expected fourth-quarter revenues, notably in performance fees, we were able to accrue compensation at a lower ratio and still meet our compensation objectives.

Lower than expected severance and commission payments and higher forfeitures of incentive comp granted in prior years also helped us to meet our compensation objectives for 2014. The 300 basis point reduction in our comp ratio in the fourth quarter and the third quarter added approximately $0.07 to our fourth quarter EPU. Going forward, we expect to continue to manage to a comp ratio that will not exceed 50%.

As a result of the lower comp ratio, total compensation and benefits expense was down 2% sequentially. Due primarily to higher annual revenues, compensation and benefits were up 5% from full-year 2013. We ended the fourth quarter with 3,487 employees, up 1% from the third quarter, primarily due to staff adds in the corporate and distribution services. Now, looking at our non-compensation expenses.

Fourth-quarter promotion and servicing expenses increased 7% sequentially, due primarily to higher T&E resulting from higher client-related travel. It is a typical, seasonal trend for us that T&E declines in the third quarter, due to lower client-related travel during the summer months and then increases during the fourth quarter as client activity picks up again. Promotion and servicing expenses increased 10% in 2014 from 2013, due primarily to higher marketing and trade execution costs.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
Marketing and advertising costs were higher, due to investments to buildout our global product platforms and to strengthen our AB brand. These investments were related to our: German retail business; Asia retail fund launches; new defined contribution target-date offerings; college bound savings plan; and US retail business, including new liquid alternative product launches. Trade execution costs increased as a result of higher Bernstein Research trading activity.

Fourth-quarter, G&A expenses of $104 million were down 3% sequentially, due to increased corporate credit card rebates and lower foreign exchange expenses. 2014 G&A increased 1% due to higher portfolio services and professional fees. Other expenses increased 17% on a full-year basis, mainly due to higher amortization expense resulting from the intangible assets related to the WP Stewart and CPH capital acquisitions.

Now let's move on to slide 21, adjusted operating results. This slide summarizes our improved adjusted operating results. The higher adjusted operating margin for the fourth quarter results from higher revenues paired with a lower compensation ratio and improved operating leverage. The margin improved slightly for the full year, despite 2014 investments to buildout new business initiatives that are expected to contribute to our future revenue growth and operating leverage.

These new initiatives include our middle-market lending, infrastructure debt, and commercial real estate debt businesses. The full-year 2014 effective tax rate for AllianceBernstein LP was 6.2%. This includes a 40 basis point benefit from a positive net P&L adjustment of tax reserves, which is classified as a discrete or non-recurring item. I will finish my remarks with an update on our global real estate plan as outlined on slide 22.

As a reminder, we began Phase I of our consolidation plan in 2010 and Phase II in 2012, with each phase targeting specific floors for the consolidation within our global office footprint. In the third-quarter 2013, we identified an additional opportunity outside of our original scope to further consolidate our White Plains office location. To date, we have recorded write-offs of $351 million and realized approximately $70 million in annual, adjusted operating occupancy savings from these activities.

Although we have included these write-offs in our GAAP financial results, we've excluded them from our adjusted operating results. There may be additional adjustments, both increases and decreases, to previous write-offs until all vacant space is sublet, if market conditions change. On the $351 million total, $219 million has been recorded to date for Phase II. The estimated Phase II write-offs are expected to be towards the lower end of the range of $225 million to $250 million.

So far, we have successfully sublet all of the Phase I space and 90% of the Phase II space. During the past several years, we have reduced our office footprint by approximately 40% to better align it with our current and anticipated staffing levels and meaningfully reduce our ongoing cost structure. We will continue to search for further consolidation opportunities and, on occasion, may be able to identify additional floors to vacate and sub-lease on an ad hoc basis. With that, Peter, Jim, and I are pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question is from Tom Whitehead with Morgan Stanley.

Tom Whitehead - Morgan Stanley - Analyst

Okay. My question was on the margin. If we think about the comp ratio holding at 50 and a lot of the spending you're doing and are expected to continue to do on the brand and with new fund launches and the marketing side of the business looks to be increasing as well, can you maybe elaborate on where the operating leverage comes from, if we continue to see a top line increase like we've had over the past few years?

Jim Gingrich - AllianceBernstein - COO

Tom, it's Jim. I think our anticipation is that if we can grow our top line, you're going to see operating leverage throughout the P&L and that would include on the promotion and servicing line and G&A lines, as well as on the compensation line.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

Peter Kraus - AllianceBernstein - Chairman & CEO

Tom, I would just add -- because the question may come up later that the brand which you mentioned which we've been investing in over the last few years is really quite small in terms of dollar amount and it's not going to have anywhere even an insignificant effect on the P&L.

John Weisenseel - AllianceBernstein - CFO

This is John. I would just add that a lot of that brand expense is already actually behind us and I think if you look at the margin change from the third to the fourth quarter, it was up 410 basis points. 300 basis points of that is due to the comp ratio but excluding that, the margin is still increased 110 basis points.

Tom Whitehead - Morgan Stanley - Analyst

Okay, thanks guys. That's helpful and then my follow-up is on M&A. Broadly can you just comment on what you're seeing in terms of opportunity and pricing? You've spoken in the past about WP Stewart and CPH. Are there any plans for bolting teams on to there to get those to scale and maybe -- you talked about the active share equity products, any holes there that you might be looking to fill?

Peter Kraus - AllianceBernstein - Chairman & CEO

We made some additions this year in addition to CPH. We brought on a team in the direct lending space, in the infrastructure space, to mention two. I think that when we see opportunities, we're going to continue to act. I would anticipate that whatever we do would be consistent with the six or seven things we've done over the last few years where we've either brought teams in or bought businesses that we think we can scale over time attractively, economically, and accretively to the unitholders and also, teams that work well within the firm and that have a lot of synergies from research point of view and are of the kinds of services that our clients want.

Expect us to continue to do that. I think in terms of the opportunity set, I wouldn't say that it's really changed much. The opportunity set seems to be consistent over the last few years. There's lots of reasons why firms want to change their ownership or to become part of a large organization. Those themes still seem to be relevant.

Tom Whitehead - Morgan Stanley - Analyst

Great. With regards to active, the active share equity products in particular, any comments there?

Peter Kraus - AllianceBernstein - Chairman & CEO

I think we're trying to make a very clear point that number one, high conviction portfolios in the large cap space can produce alpha and in fact, over long periods of time, have produced alpha. Secondly, the alpha they've produced is significantly in excess of lower conviction portfolios or highly diversified portfolios. Third is that the more and more passive investments that investors hold, the bigger their challenge is to actually create alpha for their ultimate constituencies and that allocating capital to high conviction equity strategies can resolve some of that risk.

Tom Whitehead - Morgan Stanley - Analyst

Great, thanks guys.

Operator

Your next question is from Bill Katz of Citigroup.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

Bill Katz - Citigroup - Analyst

Okay, thanks, good morning and really appreciate the robustness of something that's really one of the best in the industry. It's very helpful. Just on the discussion on direct lending and infrastructure and real estate, that seems to be a mega theme that's playing out among the pure play alternative managers and I think it's a nice, quiet story for you guys.

Could you just size in aggregate those three buckets of AUM and where you might be in the asset race versus deployment cycle for those businesses? Just curious as to how much growth there is still in front of you for those businesses.

Peter Kraus - AllianceBernstein - Chairman & CEO

There are some rules that inhibit us saying a lot of specific things about private placements, but in the real estate space we have three different funds, if you will: a first fund that was in the opportunity side of the business that was raised, closed, and deployed. We have a second fund that has been raised and that is a significantly more successful fund in terms of size than the first one.

We've also raised assets in excess of the opportunity fund in the debt side, so we're talking about multiple billions of dollars in real estate that is run by that team. In the middle market lending business and the infrastructure business, we're also talking about funds of the $1 billion or so size and we're deploying that. Those funds are not fully deployed yet, but we're ramping up that deployment. So that gives you a sense of where that is. I would say fundraising has been robust in all three of those places.

Jim Gingrich - AllianceBernstein - COO

I think, Bill, if you look at our other segment, which includes alternatives and our CRS business, the $4 billion that positive flows year to date is largely composed of alternatives in the form of long short equities and then, as Peter mentioned, real estate, other types of private credit as well, as fund of funds.

Bill Katz - Citigroup - Analyst

Okay, that's helpful. I think additional disclosure of that would be very helpful as well, just to attract those dynamics. My second question is related to today you also announced January AUM, looks like it was a nice flow recovery story. Maybe I was going through the math too quickly, but it looks like you had a very strong institutional fixed income month.

Just wondering if you could speak to the dynamics behind that? Is that wins you got from PIMCO, is that just funding of your pipeline, sequentially? I'm wondering what may have happened in the early part of the year.

Peter Kraus - AllianceBernstein - Chairman & CEO

I think, Bill the lumpiness in fixed income or the inconsistency in fixed income, put it that way, is derived largely from the 2012/2013 experience where we had very fast ramp up in Asia in the global high income portfolios and then a reversal of that. Although net over that two year time period, the flows have been quite positive. So if they had come in on a pro rata basis, we would have had a smoother process of growth.

The rest of the fixed income and for that matter, equity wins have been sort of a constant drum beat of success. Now constant in the sense that over a yearly basis, not necessarily constant quarter to quarter, that's why they sometimes are lumpy in that sense, but what I'm really saying to you is that January's wins don't reflect any big unique opportunity. I think, as it relates to competitive flows, we're winning our share of that competitive business in the Institutional space as it becomes available.

As you know, we are a global bond player and a global credit player and so to the extent that institutions are rotating out of exposure to large domestic fixed income players, that's an opportunity for us to capture that rotation out of domestic into global, as investors think about the fact that maybe global exposure is more efficient than domestic. That continues to be a theme for us and will be a theme for us for, actually, I think, a long time to come.

That's really what's driving January and frankly, we expect that to last all through 2015 and beyond. It won't be month by month, so it will be lumpy, but I think over the year, there will be persistency to it.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

Jim Gingrich - AllianceBernstein - COO

I would just add, the insurance industry has a real challenge right now as they look to deploy money, Bill, about how they are going to generate returns. I think our fixed income platform has been very well-positioned to benefit from that challenge that they have.

Bill Katz - Citigroup - Analyst

Okay, I'll get back in the queue. Thank you.

Peter Kraus - AllianceBernstein - Chairman & CEO

Jim makes a good point. It's really worth talking about. Not to give a plug to Bernstein's research, but there's a very interesting Bernstein Research piece that's out, I don't remember the author, about the pan-European insurance issues. There is $7 trillion of European insurance assets that are being deployed in a declining rate environment in Europe and in some cases, as you know, negative rates.

Where will those assets go and how will they achieve returns, given the regulatory constraints that regulators have placed on insurance companies, which really prohibit them from being in the equities business.

Operator

Your next question is from Mike Carrier with Bank of America.

Mike Carrier - Bank of America - Analyst

Hi, thanks a lot. First question, just on the net flows, if I look over the past couple quarters, you guys have made good progress, particularly on the redemption rate. Your sales have ticked down a bit over the past few quarters, somewhat of an industry trend, but just wanted to get your outlook.

When you look at the performance now that you look at the diversified set of products, do you think going into 2015 & 2016 that the net flow improvement will be driven by an increase in sales or do you think you still have some ways to go on improving the redemption rate?

Peter Kraus - AllianceBernstein - Chairman & CEO

That's a good question. I think our anticipation or expectation is that gross sales will grow. Redemption rates will stay reasonably constant. We don't expect them to fall much lower and that the net increase, i.e, the net flows will be driven, as you point out, from basically sales.

Mike Carrier - Bank of America - Analyst

Okay. Just real quick, just given the $10 billion win that you guys have on the CRS side, just want to get a sense on fee rates in that business versus margins. Meaning, if you have scale in the business, the margin can still be pretty attractive, but just the dynamic there, particularly if you continued to grow that area.

Peter Kraus - AllianceBernstein - Chairman & CEO

I think you got that right.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

Mike Carrier - Bank of America - Analyst

Okay, all right and then maybe just on the margin. I just wanted to understand, you guys have made a lot of investments over the past couple years, so when I think about the pace of investment, so like the growth rate, given what's on the plate for 2015 and 2016, should we expect a similar level or will some of that start to pull-down and will that be the fuel of the operating leverage, if the momentum on the revenue side continues?

John Weisenseel - AllianceBernstein - CFO

I think, in general, you are correct. The pace of investment will slow. As we look to 2015, we still have relatively significant investments, as we indicated at the beginning of last year, the same thing is going to play out this year in terms of the opportunity that we see in the private credit space, but our overall level of investment as we move forward will decline.

Mike Carrier - Bank of America - Analyst

Okay, thanks a lot.

Operator

(Operator Instructions) Your next question is from Michael Kim with Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hi, guys, good morning. Thanks for taking my questions. First, any lumpy ins or outs, if you will, in the Institutional channel during the quarter? Just curious to get your take on trends you're seeing across the Institutional landscape in terms of risk appetites or allocation trends, either here in the US or abroad as well?

Peter Kraus - AllianceBernstein - Chairman & CEO

So first question, no, nothing particularly lumpy other than--

Jim Gingrich - AllianceBernstein - COO

I would say we did have a couple of relatively large equity losses in the quarter in Institutional.

Peter Kraus - AllianceBernstein - Chairman & CEO

Although not multiple billions.

Jim Gingrich - AllianceBernstein - COO

Correct.

Peter Kraus - AllianceBernstein - Chairman & CEO

But I do think that we did point out the $10 billion CRS win so that's obviously a sizeable piece, but anything north of $1 billion they are basically zero. Secondly, on the Institutional space, I actually think there's some interesting things bubbling around in the institutional world. I wouldn't say they're a huge trend yet, but I do think that pension plans are looking at very low interest rates, globally.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
They're looking at their derisked positions over the last six or seven years. They've got to be reflecting on the pressure that we mentioned earlier that fixed income investors are putting on credit spreads and they have to be looking at central bank easing around the world. They have to be looking at the elevated equity risk premium and deciding whether or not there's really any alpha in equity for them to take advantage of, given how little exposure they have to equity alpha having moved as far as they have into passive.

I think that is a question that they're asking. Whether the answer to that comes out in more exposure to these high conviction managers, more exposure to hedge funds, more exposure to illiquid credit or some other rendition of something like that, I think that's the question institutions are asking and I think that's going to be of interest to our industry for the next few years.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, that's helpful. Just to follow-up on leverage and not to beat a dead horse, but you mentioned expectation for margin expansion assuming revenues continue to build, but just given sort of the lower comp ratio in 2014 and some of the tail winds you referenced earlier, just trying to box that with your relatively stable comp ratio guidance. Is that just more a function of wanting to stay a bit more conservative earlier in the year or any color there would be helpful?

Peter Kraus - AllianceBernstein - Chairman & CEO

This is an uncertain industry. Markets go up and down. We make the best estimates we can of our comp expense at each point in time and we try to be as clear as we can beyond that. I think the best advice we can give you is that if we can create top line growth, which we obviously believe we can do, then you'll see the leverage, the operating leverage, between revenues and the comp line.

I think as the question was asked earlier about investments which also depress or elevate the comp ratio, obviously, suppress the margin that more than likely those investments will I wouldn't call it taper off, but it will be less robust in the future, subject to opportunities that we see. But we've done a lot in the past and we've got a lot of options and a lot of opportunities to raise assets in those and so you would naturally believe that we have a little less need going forward. So between lower investment, higher revenue growth and a persistency to try to improve operating leverage, I think that's where the opportunity is, Michael.

John Weisenseel - AllianceBernstein - CFO

This is John. Just to add to Peter's comment, as you can see last year, we started out accruing at a 50% comp ratio and then as we got into the third quarter and we got more visibility in terms of how we felt revenues were going to come out for the year and some of the other factors that also affect the compensation pool like the severance payments and forfeitures of previous years comp, we were actually able to then start to lower down the ratio. It's just that starting out the year, there's obviously a lot of uncertainty out there so we have to be prudent.

Michael Kim - Sandler O'Neill & Partners - Analyst

Understood. Maybe just one last quick one, just given the strengthening dollar more recently, can you talk about potential FX impact to AUM and the P&L and how you maybe thinking about hedging some of that risk and the outlook for FX trends going forward?

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes, I think the dollar probably continues to be strong against the euro. I think the FX impact on our numbers in January was significant. I think to the extent the euro continues to weaken, that will continue to be a drag on AUM. We don't have any active hedges in place and doubt that we'll put them there. We do all of the hedging of currencies within the client portfolios, not on our own balance sheet.

I think you would be delighted if we got it right and irritated if we got it wrong. The delight won't have a positive effect and the irritation will have a negative effect. So we're just not going to go there, but I do think, Michael, that the dollar's likely to continue to appreciate, in particular if we see the Fed move on interest rates some time in this year and the rest of the central banks in the world continue to ease that differential and rates will continue to drive the currencies in the direction they're going.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

John Weisenseel - AllianceBernstein - CFO

I just want to add to Peter's comment, if you just focus on the balance sheet risk, as far as translating the foreign currency balance sheets we have around the globe into US dollars, that risk is very, very small and is really de minimus.

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes, all of the risk is really in the AUM and where it's located.

Michael Kim - Sandler O'Neill & Partners - Analyst

Got it. Thanks for taking my questions.

Operator

Your next question is from Robert Lee with KBW.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Great, good morning, guys. Just curious, in private client, I mean now that business is stabilized and certainly flows have improved from where they were, is it time to go back to the offensive in the sense that maybe are you back to looking to grow the number of offices or relationship managers? Any color on kind of the growth initiatives there now that performance in the product set and whatnot are all better and performing well?

Jim Gingrich - AllianceBernstein - COO

Robert, I think we are growing that business. We are growing the number of advisors and we're also taking a lot of initiative to make our existing advisors more productive and we think those are the two biggest levers to growing the business going forward.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Are there any specific goals you have to grow the advisor force 5% a year or whatnot? I'm just trying to get a sense of, in years past, there have been some, I guess I'll call them recruiting drives almost where they train the live new advisors and there was like a pipeline you expected to mature so to speak. I don't know if is that any kind of additional color there?

Peter Kraus - AllianceBernstein - Chairman & CEO

So I'll give you some longer term aspirations. It's very hard to predict it year-over-year, but I do think that we would like to see the advisor population grow in the low single-digits, maybe mid single-digits, so you know 2% to 4% or 2% to 5%. It's actually, as you know, a challenge to grow the advisory staff because you have people that retire, you have people that don't ultimately find it successful, and some people do leave.

Then you have to bring people in and out of the people you bring in, there's a large component that is not successful and there's obviously a component that is. Managing all of that, it's actually challenging to grow that population at a faster rate because it's also driven by the local manager in each of those offices and their ability to mentor and train and help those individuals be successful.

So I think our target is to have, as I say, lower single-digit growth in the headcount of successful advisors over time. If we do that and then if advisors grow their own business by adding assets, that's a growth rate and then markets grow and that's where you can get to a low double-digit kind of growth of the business. So if you add the market growth, the growth of assets from existing advisors, productivity, and new advisors that you add, that's the attempt that we're trying to create.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

Jim Gingrich - AllianceBernstein - COO

Particularly in the near term, the ability to make our advisors more productive is a real opportunity. You think about the success that we've had with targeted solutions where we raised well over $1 billion this year, we just see that as just one example of something that we can continue to build on in 2015 and the years ahead.

Peter Kraus - AllianceBernstein - Chairman & CEO

That has a bit of a pipeline to it because not all of that money is cash, some of it's committed. So as we continue to build these kinds of services, we'll build a pipeline of commitments that we'll take down over time or actually be funded over time.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Great. Just maybe one follow-up, just wanted to clarify, so the $10 billion mandate that you won in the retirement business, am I correct in assuming that's the same basic capability that forms the backbone, so to speak, of your relationship with Morningstar? As it relates to the Morningstar relationship, is there a specific market segment that's kind of joint venture is targeting, small plans middle market? Any color there?

Peter Kraus - AllianceBernstein - Chairman & CEO

Sure, I'll give you a little color. The answer to your question is yes and no. The Morningstar service is a service where Morningstar chooses managers and we work with Morningstar to actually determine the glide path and the asset allocation. Then plan sponsors will adopt that joint venture service, that product where they have the efficacy and credibility of Morningstar as a manager selector and the AB inside, if you will, the intel chip inside, to determine the asset allocation and the glide path.

That resolves many of the concerns that the Department of Labor has with regards to plans that are using platforms where the default options are the platform owners own asset managers, where there effectively is no outside manager selection and that you are, in effect, a captive audience. That could be in a large plan, it could be in a small plan, it could be in a mid-size plan, but the general target is probably mid to small size.

The CRS business is essentially that business at large. There's no Morningstar involvement in that, but there is a highly sophisticated asset allocation process going on, as well as glide path, customized glide path, that's going on. So the assets included in that, the types of assets included in those plans, are somewhat more sophisticated, but it's essentially the same process.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Great, that was helpful. Thanks for taking my questions.

Operator

We have a follow-up question from Bill Katz with Citigroup.

Bill Katz - Citigroup - Analyst

Actually, a few follow-ups, if you would allow. First one, just to qualify the FX discussion, the P&L impact, is that de minimus? I just want to make sure I understand the economics. I understand the AUM dynamic, but is it that you have so many operations outside the United States that it's a natural hedge or is there a P&L impact we should be considering as well?

John Weisenseel - AllianceBernstein - CFO

Bill, that's what I was getting to. So if you look at and think about the balance sheets and translating the foreign currency balance sheets to dollars, that effect is de minimus.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call

Jim Gingrich - AllianceBernstein - COO

But we do have, Bill, we do have more costs in the US than we have overseas.

Bill Katz - Citigroup - Analyst

Right, okay. I just wanted to clarify. Second question is if you look on page 5, I'm just trying to reconcile a notion in my head and I apologize, it might be a bit of a naive question, you had about a 65% year-on-year increase in your equity RFPs and a 29% increase overall. If I look at your AUM pipeline, it's up from 5.9 over 4.5, that's also about 30% increase.

As you're interacting with clients and institutional investors, are these a lot of small mandates or are there any of these that could actually be rather sizeable and particularly scalable? The root question is, do you think we're getting to the inflection point with some of the legacy equity attrition you've been suffering really starts to dissipate and some of these newer products could really jump start the equity line overall?

Peter Kraus - AllianceBernstein - Chairman & CEO

That's a good question. I think in my comments, you will have noted that for example, global strategic value has had very strong performance in the one and three-year time periods and it has not gone unnoticed in the Institutional marketplace and in the consultants marketplace; similar kinds of attitudes towards US large cap growth, emerging market growth. These are core services that haven't seen a tremendous amount of interest in the past, for all of the reasons that you know, but consultants and institutions are actually engaging with us and that's part of what's going on in the RFP activity.

I think there also are early wins and early successes in both the concentrated US team that's WP Stewart, historically, and in the global core team which is the CPH Group. So we're also seeing what we would be reasonably excited about as actual wins, in some cases, in both of those new services. I don't think that we would report to you that we've seen a sizeable amount of multiple billion dollar equity allocations to individual equity services; although, certainly sizeable sub-$1 billion wins or mandates are going on.

I don't sense that, at least in the institutional market, that there's a lot going on in the marketplace at north of $1 billion in the active equity space. As you know, active equity flows generally are negative. What we see in these more concentrated or high conviction portfolios that sometimes have capacity constraints, many times have capacity constraints, you'll note that we close the capacity in our US long only select strategy.

You do see smaller size mandates but at attractive fees, so I'm not so worried about the size. I think that there's plenty of size out there and clients are giving us lots of assets when we win them. I'm actually quite interested in the diversification and the success we're having in the newer services that we bought, but most heartening is the success we're having in the services we've been long committed to who are now performing, not just in a one year basis, but on a three-year basis, and in some cases on a five-year basis.

Bill Katz - Citigroup - Analyst

Okay, that's helpful. My last question, again, thanks for taking the barrage questions here. On liquid alts, it seems to be a theme for the industry at large, where do you think you are in terms of maybe on a global perspective, in terms of distribution penetration and what that might infer from your incremental growth?

Peter Kraus - AllianceBernstein - Chairman & CEO

I think we're in the earlier innings in distribution penetration. I think we're on some of the large platforms, meaning both the wire houses and the large RIA platforms. We're not on all. There is discussion at some of the larger distributors around how to actually sell these products, what the right processes are, how to disclose them, and how to train their FAs. I think that is going on for the industry, that's a net good thing.

It may slow the distribution right now, but it will accelerate it over time. There are highly attractive attributes to the long/short world for the investor. If the Manager is able to select long/short managers that produce appropriate returns, given that you can generally get returns that are attractive from a sharpe ratio point of view at less volatility than the equity market and effectively capture more of that equity risk premium I was talking about, with a little less risk than having it all-in long only equities.

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FEBRUARY 12, 2015 / 01:00PM GMT, AB - Q4 2014 Alliancebernstein Holding LP Earnings Call
There is real value to that and I think that's something that distributors are trying to understand and wealth advisors are trying to figure out how to talk to their clients about. So I'd say we're in early innings of the general distribution system figuring that out and as it relates to us specifically, I'm pretty happy with where we are and we've got a lot of momentum in being able to expand that.

Bill Katz - Citigroup - Analyst

Okay. Thank you for taking all my questions this morning.

Operator

There are no further questions at this point in time. I'll turn the call back over to Ms. Prochniak for any closing remarks.

Andrea Prochniak - AllianceBernstein - Director of IR

Thank you, everyone, for joining our conference call today. Feel free to contact Investor Relations if you have any further questions. Thanks and have a great day.

Operator

Ladies and gentlemen, this concludes today's conference call. You may now disconnect.

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